[LETTERHEAD OF DYNAMIC MATERIALS CORPORATION]




                 DMC ANNOUNCES CLOSING OF SPIN FORGE PURCHASE


FOR IMMEDIATE RELEASE
Wednesday, March 18, 1998

Contact: Richard A. Santa                 Mark W. Jarman
         Chief Financial Officer          Investor Relations
         Dynamic Materials Corporation    Dynamic Materials Corporation
         303-604-3938                     303-604-3923

      LAFAYETTE, CO--Dynamic Materials Corporation, (Nasdaq: BOOM), 'DMC,' has completed the acquisition of certain assets of Spin Forge, LLC. Spin Forge, located in El Segundo, California, is one of the country's leading manufacturers of tactical missile motor cases and titanium pressure vessels for commercial aerospace and defense industries.

      The unaudited 1997 revenues for Spin Forge were approximately $6.5 million. The Spin Forge backlog at December 31, 1997 was approximately $14 million, of which an estimated $8 million is expected to ship in calendar year 1998. The Spin Forge assets were purchased with a combination of cash, DMC common stock and the assumption of certain liabilities for a total purchase price of approximately $3.86 million. The purchased assets do not include the real property, which will be leased from Spin Forge, LLC with an option to purchase at a future time. Spin Forge will operate at its current location as a division of DMC.

      "Bringing Spin Forge under the DMC umbrella will immediately benefit shareholders in a number of ways," said Paul Lange, DMC's president and CEO. "Spin Forge has solid, long-term





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contracts that extend into the year 2000. These orders result in an attractive backlog of business in the aerospace and defense industries - markets DMC has been looking to penetrate further." Lange continued, "Moreover, Spin Forge has unique computer numerically controlled, large-diameter shear-forming capabilities that are under-utilized and under-marketed, which we will seek to support at once."
      Lange also pointed out that Joseph Allwein, the president of Spin Forge, has become the newest member of DMC's management team. Mr. Allwein has 20 years of management and operating experience, most recently with various growth companies and turnaround situations.
      Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the timing and size of orders by major customers, customer inventory levels, retention of key customers, shifts in product mix, the availability and timing of potential future acquisitions, the occurrence of acquisition-related costs, general economic conditions as they affect the Company's key customers, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB for the year ended December 31, 1996.
      Based in Lafayette, Colorado, Dynamic Materials Corporation is an established leader in the use of high energy metal working, producing explosion bonded clad metal plates and a variety of metal fabrications for commercial aircraft, aerospace and defense industries.

             FOR MORE INFORMATION ON DYNAMIC MATERIALS CORPORATION VISIT THE COMPANY'S WEB SITE AT WWW.DYNAMICMATERIALS.COM

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